THE DIRECTV GROUP, INC.

EXHIBIT 99.1

ITEM 7.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUMMARY DATA

	Years Ended December 31,
	2003	2002	2001
	(Dollars in Millions, Except Per Share Amounts)
Consolidated Statements of Income Data:
Total revenues	$9,423.2	$8,215.3	$7,528.2
Total operating costs and expenses	9,544.7	8,617.0	8,308.8

Operating loss	(121.5)	(401.7)	(780.6)
Other income (expenses), net	(339.0)	256.1	(123.9)
Income tax benefit	102.3	40.7	290.8
Minority interests in net (earnings) losses of subsidiaries	(8.7)	(5.4)	55.7

Loss from continuing operations before cumulative effect of accounting changes	(366.9)	(110.3)	(558.0)
Income (loss) from discontinued operations, net of taxes	69.7	(102.2)	(56.2)

Loss before cumulative effect of accounting changes	(297.2)	(212.5)	(614.2)
Cumulative effect of accounting changes, net of taxes	(64.6)	(681.3)	(7.4)

Net loss	(361.8)	(893.8)	(621.6)
Preferred stock dividends	—	(46.9)	(96.4)

Net Loss Attributable to Common Stockholders	$(361.8)	$(940.7)	$(718.0)

Basic and Diluted Loss Per Common Share:
Loss from continuing operations before cumulative effect of accounting changes	$(0.26)	$(0.11)	$(0.50)
Income (loss) from discontinued operations, net of taxes	0.05	(0.08)	(0.04)
Cumulative effect of accounting changes, net of taxes	(0.05)	(0.51)	(0.01)

Loss Per Common Share	$(0.26)	$(0.70)	$(0.55)

Weighted average number of common shares outstanding (in millions)	1,382.5	1,343.1	1,300.0

	December 31,
	2003	2002
	(Dollars in Millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,752.1	$344.5
Total current assets	10,330.5	9,668.3
Total assets	18,978.0	17,916.5
Total current liabilities	5,811.1	6,798.4
Long-term debt	2,434.8	40.0
Minority interests	51.7	38.4
Convertible preferred stock	—	914.1
Total stockholders’ equity	9,631.1	9,977.1

Reference should be made to the Notes to the Consolidated Financial Statements.

THE DIRECTV GROUP, INC.

SUMMARY DATA — (continued)

	Years Ended December 31,
	2003	2002	2001
	(Dollars in Millions)
Other Data:
Operating Loss	$(121.5)	$(401.7)	$(780.6)
Add: Depreciation and amortization	760.3	680.3	689.2

Operating Profit (Loss) Before Depreciation and Amortization(1)	$638.8	$278.6	$(91.4)

Operating Profit Before Depreciation and Amortization Margin(1)	6.8%	3.4%	N/A
Capital expenditures	$753.7	$957.1	$1,408.4
Cash flows from operating activities	816.2	704.0	(157.1)
Cash flows from investing activities	(746.2)	1,063.6	(1,540.3)
Cash flows from financing activities	1,767.1	(1,524.9)	764.2
Cash used in discontinued operations	(429.5)	(155.0)	(182.4)

(1)	Operating Profit (Loss) Before Depreciation and Amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, can be calculated by adding amounts under the caption “Depreciation and amortization” to “Operating Profit (Loss).” This measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. The Company’s management and its Board of Directors use Operating Profit Before Depreciation and Amortization to evaluate the operating performance of the Company and its business segments and to allocate resources and capital to business segments. This metric is also used as a measure of performance for incentive compensation purposes and to measure income generated from operations that could be used to fund capital expenditures, service debt or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for intangible assets resulting from prior business acquisitions. To compensate for the exclusion of depreciation and amortization from operating profit, the Company’s management and Board of Directors separately measure and budget for capital expenditures and business acquisitions.

The Company believes this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare the Company’s operating performance to other communication, entertainment and media service providers. The Company believes that investors use current and projected Operating Profit Before Depreciation and Amortization and similar measures to estimate the Company’s current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization. The Company’s management believes this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets in purchase accounting, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.

Operating Profit Before Depreciation and Amortization Margin is calculated by dividing Operating Profit Before Depreciation and Amortization by total revenues.

THE DIRECTV GROUP, INC.

SUMMARY DATA — (concluded)

Selected Segment Data

	Years Ended December 31,
	2003	2002	2001
	(Dollars in Millions)
Direct-To-Home Broadcast
Total Revenues	$8,291.9	$7,120.9	$6,279.6

% of Total Revenues	88.0%	86.7%	83.4%
Operating Profit (Loss)	$173.5	$(223.3)	$(550.2)
Add: Depreciation and Amortization	696.3	619.1	638.0

Operating Profit Before Depreciation and Amortization	$869.8	$395.8	$87.8

Operating Profit Margin	2.1%	N/A	N/A
Operating Profit Before Depreciation and Amortization Margin	10.5%	5.6%	1.4%
Segment Assets	$7,941.9	$7,957.2	$9,484.1
Capital Expenditures	446.9	470.0	693.6

Network Systems
Total Revenues	$1,322.0	$1,169.9	$1,325.8

% of Total Revenues	14.0%	14.2%	17.6%
Operating Loss	$(87.4)	$(161.9)	$(153.9)
Add: Depreciation and Amortization	76.2	73.7	60.0

Operating Loss Before Depreciation and Amortization	$(11.2)	$(88.2)	$(93.9)

Segment Assets	$2,555.3	$2,526.9	$2,339.1
Capital Expenditures	165.9	400.4	664.6

Eliminations and Other
Total Revenues	$(190.7)	$(75.5)	$(77.2)

Operating Loss	$(207.6)	$(16.5)	$(76.5)
Add: Depreciation and Amortization	(12.2)	(12.5)	(8.8)

Operating Loss Before Depreciation and Amortization	$(219.8)	$(29.0)	$(85.3)

Segment Assets	$8,480.8	$7,432.4	$9,133.9
Capital Expenditures	140.9	86.7	50.2

Total
Total Revenues	$9,423.2	$8,215.3	$7,528.2

Operating Loss	$(121.5)	$(401.7)	$(780.6)
Add: Depreciation and Amortization	760.3	680.3	689.2

Operating Profit (Loss) Before Depreciation and Amortization	$638.8	$278.6	$(91.4)

Operating Profit Before Depreciation and Amortization Margin	6.8%	3.4%	N/A
Total Assets	$18,978.0	$17,916.5	$20,957.1
Capital Expenditures	753.7	957.1	1,408.4

THE DIRECTV GROUP, INC.

BUSINESS OVERVIEW

We are a world-leading provider of digital television entertainment and broadband satellite networks and services. We have developed a wide range of entertainment, information and communication services for home and business use, including video, data, voice, multimedia and Internet services. Our principal operations are carried out through three businesses organized in two segments:

Direct-To-Home Broadcast Segment

The Direct-To-Home Broadcast segment consists of the DIRECTV digital multi-channel entertainment businesses located in the U.S. and Latin America.

•	DIRECTV U.S. launched its direct-to-home service in 1994. DIRECTV U.S. is the largest provider of direct broadcast satellite, or DBS, television services and the second largest multi-channel video program distribution, or MVPD, provider in the U.S., in each case based on the number of subscribers. As of December 31, 2003, DIRECTV U.S. had approximately 12.2 million subscribers, of which approximately 10.7 million were owned and operated subscribers and approximately 1.5 million were subscribers who received DIRECTV® service from members and affiliates of the National Rural Telecommunications Cooperative, or NRTC. DIRECTV U.S. currently has a fleet of seven satellites, enabling it to distribute to its customers more than 850 digital video and audio channels, including about 125 basic entertainment channels, 31 premium movie channels, over 25 regional and specialty sports networks, an aggregate of over 600 local channels, over 35 Spanish and Chinese language special interest channels, up to 55 pay-per-view movie and event choices and seven high-definition television, or HDTV, channels. Although DIRECTV U.S. distributes over 600 local channels, a customer receives only the local channels in the customer’s home market.

•	DIRECTV Latin America, or DLA, is a provider of digital direct-to-home satellite television entertainment in Latin America, which includes South America, Central America, Mexico and the Caribbean. When we refer to DLA, we are referring to a group of companies that combine to provide the DIRECTV service throughout Latin America. The most significant companies include DIRECTV Latin America LLC, or DLA LLC, which was 74.7% owned by us as of December 31, 2003, as well as the local operating companies, or LOCs, selling the DIRECTV service in Latin America. As of December 31, 2003, DLA LLC owned, directly or indirectly and along with certain affiliates, sixteen subsidiaries, including the LOCs in the largest Latin American countries. DLA provides a wide selection of high-quality, local and international programming under the DIRECTV brand to approximately 1.5 million subscribers in 28 countries through the LOCs located in the various countries. Approximately 91% of the Latin American DIRECTV subscribers are in Brazil, Mexico, Venezuela, Argentina and Puerto Rico, and receive their service from consolidated LOCs. The DIRECTV service is provided to DLA’s customers via the Galaxy 3C satellite that was placed into service in September 2002. DLA LLC leases the satellite transponder capacity on Galaxy 3C from PanAmSat Corporation, or PanAmSat. On March 18, 2003, DLA LLC filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in order to address its financial and operational challenges. In February 2004, DLA LLC announced the confirmation of its Plan of Reorganization by the Bankruptcy Court and its emergence from Chapter 11. See “DLA LLC Reorganization” below for further information.

The Company records 100% of the net losses incurred by DLA LLC and certain other consolidated LOCs due to the accumulation of net losses in excess of the minority investors’ investments and our continued funding of those businesses.

THE DIRECTV GROUP, INC.

Network Systems Segment

Hughes Network Systems Inc., or HNS, our wholly-owned subsidiary, constitutes our Network Systems segment. HNS is a leader in the global market for very small aperture terminals private business networks with more than 500,000 terminals shipped or ordered. HNS operates a satellite-based consumer broadband Internet access service marketed under the DIRECWAY® brand, which had approximately 180,000 subscribers as of December 31, 2003. In addition, HNS is one of the two largest manufacturers of DIRECTV set-top receivers, having shipped over 14 million units. HNS is also developing SPACEWAY®, a more advanced satellite broadband communications platform that is expected to provide customers with high-speed, two-way data communications on a more cost-efficient basis than systems that are currently available. The first SPACEWAY satellite is expected to be launched in 2004 and service is expected to be introduced in 2005.

Discontinued Operations

Our discontinued operations consist of PanAmSat, which formerly comprised our Satellite Services segment, and DIRECTV Broadband, Inc., or DIRECTV Broadband. In April 2004, we agreed to sell our approximately 80.4% interest in PanAmSat to an affiliate of Kohlberg Kravis Roberts & Co. L.P., or KKR. The DIRECTV Broadband business was shut down in February 2003. These transactions are more fully discussed below in “Liquidity and Capital Resources—Discontinued Operations.”

News Corporation Transactions

On December 22, 2003, General Motors Corporation, or GM, the Company and News Corporation Limited, or News Corporation, completed a series of transactions that resulted in the split-off of the Company from GM and the simultaneous sale of GM’s 19.8% interest in the Company to News Corporation. GM received approximately $3.1 billion in cash and 28.6 million News Corporation Preferred American Depository Shares, or ADSs, in these transactions. GM split-off the Company by distributing our common stock to the holders of the GM Class H common stock in exchange for their GM Class H common shares on a one-for-one basis. Immediately after the split-off, News Corporation acquired an additional 14.2% of outstanding common stock from the former GM Class H common stockholders, which provided News Corporation with a total of 34% of our outstanding common stock. GM Class H common stockholders received about 0.8232 shares of our common stock and about 0.09207 News Corporation Preferred ADSs for each share of GM Class H common stock held immediately prior to the closing of the transactions. In addition, we paid to GM a special cash dividend of $275 million in connection with the transactions. Upon completing these transactions, News Corporation transferred its 34% interest in the Company to its 82% owned subsidiary, Fox Entertainment Group, Inc., or Fox.

For the Company, the transactions represented an exchange of equity interests by investors. As such, we continued to account for our assets and liabilities at historical cost and did not apply purchase accounting. We recorded the $275 million special cash dividend payment to GM as a reduction to additional paid-in capital. We also recorded a $25.1 million decrease to additional paid-in capital representing the difference between the Company’s consolidated tax receivable from GM as determined on a separate return basis and the receivable determined pursuant to the amended income tax allocation agreement between GM and the Company. See Note 8 to the Consolidated Financial Statements in Item 8 for additional discussion regarding the amended income tax allocation agreement.

DLA LLC Reorganization

On March 18, 2003, DLA LLC filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court. The filing did not include any of the LOCs providing the DIRECTV service in Latin America and the Caribbean. During the bankruptcy proceedings, DLA LLC continued to manage its business as a debtor-in-possession.

THE DIRECTV GROUP, INC.

On December 11, 2003, DLA LLC filed a proposed Plan of Reorganization, or the Reorganization Plan, that reflected an agreement reached between DLA LLC, its owners and unsecured creditors. On February 13, 2004, the Bankruptcy Court confirmed DLA LLC’s Reorganization Plan, which became effective on February 24, 2004. The Bankruptcy Court has retained jurisdiction to resolve certain remaining matters primarily related to the enforcement and interpretation of the Reorganization Plan. However, it is anticipated that resolution of these matters will not have a material impact on DLA LLC’s operations.

While the bankruptcy was proceeding, we provided DLA LLC with a $300 million senior secured debtor-in-possession financing facility. The facility was fully drawn and converted, in accordance with the Reorganization Plan, into an equity interest in DLA LLC on February 24, 2004. As part of the Reorganization Plan, we also agreed to provide “exit” financing, consisting of a revolving credit facility of up to $200 million, decreasing from time to time based on a schedule in the revolving credit facility agreement. The revolving credit facility expires on February 27, 2009 and borrowings bear interest at a variable rate, calculated as the base rate (as defined in the revolving credit facility agreement) plus 6%, not to exceed the greater of 12% or the Company’s cost of funds.

The Reorganization Plan and/or contribution agreement between the Company and Darlene Investments LLC, or the Contribution Agreement, provided for the contribution by the Company of our claims against DLA LLC of approximately $1.4 billion, to the extent not previously discharged in the Chapter 11 proceedings, as well as the contribution of approximately $530 million in intercompany loans made by the Company to SurFin Ltd. and its subsidiaries, or SurFin, our 75% owned financing affiliate of DLA LLC. Also, in accordance with the Reorganization Plan and/or Contribution Agreement, we contributed to DLA LLC our equity and other interests in SurFin and in the various LOCs. In exchange for these contributions, the discharges and waivers of our claims and the conversion into equity of the $300 million senior secured debt-in-possession financing facility, our equity interest in the restructured DLA LLC increased from 74.7% to approximately 85.9% pursuant to the Reorganization Plan and/or the Contribution Agreement. Darlene Investments LLC, or Darlene, which also contributed its equity and other interests in SurFin and the various affiliated operating entities, holds the remaining approximately 14.1% equity interest in the restructured DLA LLC pursuant to the Reorganization Plan and/or the Contribution Agreement. The restructuring in bankruptcy and the contributions by the Company and Darlene provided DLA LLC with direct control of SurFin and DLA’s most significant LOCs and assets.

Reorganization expense of $212.3 million reported in our Consolidated Statements of Income includes the costs incurred to file the bankruptcy petition, ongoing related legal and consulting costs, costs related to settlement agreements reached with creditors, the write-off of intangible assets and other charges related to the reorganization. Also included in reorganization expense are accruals for any claims allowed in the Chapter 11 proceeding for amounts not previously recognized as liabilities subject to compromise. Cash payments of $27.8 million and $137.7 million were made during December 2003 and February 2004, respectively. DLA LLC will record a gain of approximately $50 million during the first quarter of 2004 as a result of the settlement of certain obligations in connection with the confirmation of the Reorganization Plan.

Strategic Initiatives

In February 2004, we announced our intent to focus on the direct-to-home satellite businesses. On April 20, 2004, we announced the sale of our approximately 80.4% interest in PanAmSat to an affiliate of KKR for about $2.84 billion in cash. The sale of PanAmSat is subject to satisfaction of certain conditions, including, among others, applicable U.S. and foreign regulatory approvals and approval by the stockholders of PanAmSat. We are also considering strategic alternatives with regard to HNS. With the emergence of DLA LLC from bankruptcy in February 2004, we are turning our attention to potential combinations, alliances or other initiatives with respect to that business. Specifically with regard to DIRECTV U.S., we continue to consider alternatives to resolve remaining outstanding issues with the NRTC and to resolve our disputes with Pegasus Satellite Television, Inc.

THE DIRECTV GROUP, INC.

As a result, during the first quarter of 2004, the Company announced the reduction of corporate office headcount by over half and the consolidation of Corporate and DIRECTV U.S. support functions. DLA LLC also announced headcount reductions during the first quarter of 2004, subsequent to its emergence from bankruptcy and the completion of certain transactions that were anticipated under its Reorganization Plan as more fully discussed above in “DLA Reorganization.” As a result, during the first quarter of 2004, the Company will record a charge of about $43 million, including $19 million relating to severance and other benefits provided to employees and $24 million in curtailment and settlement charges related to the Company’s pension benefit plans.

RESULTS OF OPERATIONS—EXECUTIVE OVERVIEW AND OUTLOOK

The following discussion relates primarily to DIRECTV U.S., which generates over 80% of our revenues and is the source of most of our revenue growth.

Competition and Industry Highlights

DIRECTV U.S.’ competitors within the MVPD industry include cable television, DBS and wireless cable companies. The Federal Communications Commission, or FCC, recently reported that approximately 90 million, or 84%, of approximately 107 million U.S. television households subscribe to MVPD services, of which more than 21 million subscribe to DBS. DIRECTV U.S. believes there continues to be significant demand for its high-quality television programming service, which it plans to continue to differentiate from other MVPDs with new content, interactivity, HDTV programming, digital video recorder, or DVR, content and more. Therefore, DIRECTV U.S. believes there is substantial opportunity for continued subscriber revenue, earnings and cash flow growth.

Although there is substantial opportunity for revenue and earnings growth, the industry is subject to increasing programming costs due to average annual programming rate increases that significantly exceed inflation and the high cost of subscriber acquisitions due to significant competition. DIRECTV U.S. believes that there is an opportunity to reduce the average annual increase of its programming costs by leveraging its large subscriber base in renegotiations with its program suppliers. DIRECTV U.S. also believes there is an opportunity to reduce its subscriber acquisition costs through simplification and standardization of its set-top receiver design, and through streamlining its ordering, distribution, inventory management and sales processes, as well as through technological advances.

The industry is also subject to high levels of subscriber churn, which requires significant investment for DIRECTV U.S. to manage. DIRECTV U.S. believes that the cost of managing churn is well worth the investment since it is more costly to add new subscribers. DIRECTV U.S. manages its churn by providing a high level of customer service and by providing loyalty and retention offers to its existing subscribers. The loyalty and retention offers include such offers as the additional set-top receiver, DVR and local channel upgrade programs. DIRECTV U.S. finds that subscribers that have advanced products, multiple set-top receivers or receive local channels remain DIRECTV subscribers longer than other subscribers. DIRECTV U.S. believes that it can reduce retention costs by improving its cost structure similar to that described above for its subscriber acquisition costs.

DIRECTV U.S. is also subject to the additional cost of adding more local channels and HDTV programming, which requires significant capital expenditures for satellites, broadcast equipment and additional orbital frequencies to increase its programming content capacity. As part of the approval of the News Corporation transactions, the FCC required DIRECTV U.S. to provide local channels in an additional 30 local U.S. markets, subject to certain conditions, for a total of up to 130 local markets by the end of 2004. DIRECTV U.S. believes its continued expansion will require significant capital investment over the next several years, which it believes is necessary to remain competitive with other MVPD companies.

THE DIRECTV GROUP, INC.

Revenues

Our revenue increases over the last three years have been driven by the growing subscriber base and increasing average monthly revenue per subscriber, or ARPU, at DIRECTV U.S. DIRECTV U.S. has added more than one million net new owned and operated subscribers in each of the last three years. DIRECTV U.S. expects to add more than one million net new owned and operated subscribers in 2004 mostly through the introduction of local channels in additional markets, continued competitive offers to new customers, the introduction of new services and the expected reduction of churn to slightly below the level of churn in 2003. DIRECTV U.S.’ ARPU increased 6.9% in 2003 and 1.9% in 2002. DIRECTV U.S. expects ARPU for 2004 to increase slightly above the planned March 2004 price increase of 3.0%-3.5% per month.

In addition to the revenue growth at DIRECTV U.S., we expect our other business units to have 2004 revenues that are slightly higher or relatively unchanged compared to 2003 revenues.

Operating Costs and Expenses

Over the last three years, operating costs and expenses at DIRECTV U.S. have decreased as a percentage of revenues from 104% in 2001 to 94% in 2003. DIRECTV U.S. expects operating costs and expenses as a percentage of revenues to continue to improve in 2004 due to lower general and administrative expenses, subscriber service expenses and depreciation and amortization expense as a percentage of revenues, partially offset by an increase in the cost of customer retention and upgrade programs associated with their existing subscribers. Although DIRECTV U.S. believes subscriber acquisition costs will remain fairly constant as a percentage of revenues due to its revenue growth, DIRECTV U.S. believes that cost per gross subscriber addition, or SAC, will be higher in 2004 compared to 2003. The expected increases in SAC and the cost of customer retention and upgrade programs associated with their existing subscribers are due to an expected increase in the number of set-top receivers and DVRs per subscriber, partially offset by lower set-top receiver costs.

In 2004, we expect HNS’ operating profit to improve mostly from the added efficiencies and gross profit provided by a larger DIRECWAY subscriber base. We also expect improvement in DLA’s operations, largely as a result of the renegotiation of its significant programming contracts prior to its emergence from bankruptcy in February 2004 and an expected improvement in the economic conditions in several major countries in the region.

SIGNIFICANT EVENTS AFFECTING THE COMPARABILITY OF THE RESULTS OF OPERATIONS

In addition to the items described above, the following events had a significant effect on the comparability of our operating results for the three years ended December 31, 2003:

Direct-To-Home Broadcast Segment

On June 4, 2002, DIRECTV U.S. and General Electric Capital Corporation, or GECC, executed an agreement to settle, for $180 million, a claim arising from a contractual arrangement whereby GECC managed a credit program for consumers who purchased DIRECTV programming and related hardware. As a result, in 2002, the provision for loss related to this matter was increased by $122.0 million, of which $48.0 million was recorded as a charge to “Selling, general and administrative expenses” and $74.0 million was recorded as a charge to “Interest expense” in the Consolidated Statements of Income.

In December 2002, DIRECTV U.S. announced a five-year agreement with the NFL for the exclusive DBS television rights to the NFL SUNDAY TICKET™ through 2007 and exclusive multi-channel television rights through 2005. DIRECTV U.S.’ agreement with the NFL allows it to distribute expanded programming on the DIRECTV service to its NFL SUNDAY TICKET subscribers, including games broadcast in HDTV and the NFL

THE DIRECTV GROUP, INC.

CHANNEL™. In 2003, DIRECTV U.S. increased the price charged for the NFL SUNDAY TICKET package in order to cover the increased costs under the new agreement.

On July 1, 2003, as more fully discussed in “Accounting Changes” below, DLA began consolidating the Venezuelan and Puerto Rican LOCs with the adoption of Financial Accounting Standards Board, or FASB, Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51,” or FIN 46. Prior to July 1, 2003, DLA accounted for its investments in the Venezuelan and Puerto Rican LOCs under the equity method of accounting and reflected approximately 75.0% of their net income or loss in “Other, net” in the Consolidated Statements of Income. In addition, in May 2001, due to the acquisition of a majority interest of Galaxy Entertainment Argentina S.A., or GEA, DLA began consolidating the results of GEA. Previously, DLA’s interest in GEA was accounted for under the equity method.

Also in 2001, DLA secured a contract for the exclusive rights to broadcast and re-sell the FIFA World Cup soccer tournaments occurring in Argentina, Chile, Colombia, Mexico, Uruguay and Venezuela in 2002 and 2006. The cost of the 2002 rights of $135.0 million was charged to operations in 2002 when the live events were broadcast. DLA was unable to recover the entire cost of the programming, resulting in an $80.0 million loss on the contract in 2002. The 2006 contract was rejected in conjunction with DLA LLC’s bankruptcy and renegotiated under substantially different terms.

DLA’s 2003 and 2002 operating results have been adversely affected by the economic and political instability throughout Latin America. In particular, revenues and operating profit have been significantly affected by a loss in net subscribers and the ongoing depreciation of certain local currencies.

Other

During December 2003, upon completion of the News Corporation transactions discussed above, the Company expensed related costs of about $132 million that primarily included investment advisor fees of about $49 million, retention benefits of about $65 million and severance benefits of about $15 million to “Selling, general and administrative expenses” in the Consolidated Statements of Income. In addition, certain employees of the Company are expected to earn about $36 million in additional retention benefits during the 12 month period subsequent to the completion of the transactions.

During the first quarter of 2003, the Company and America Online, Inc., or AOL, agreed to terminate the strategic alliance, which the companies had entered into in June 1999. In connection with the termination of the alliance, we recorded a charge of $23.0 million in the fourth quarter of 2002 to “Selling, general and administrative expenses” in the Consolidated Statements of Income and were released from our commitment to spend up to approximately $1 billion in additional sales, marketing, development and promotion efforts in support of certain specified products and services.

Beginning in the first quarter of 2004, we allocate pension and other postretirement benefit expenses to our subsidiaries. Beginning in the first quarter of 2003, we no longer allocate general corporate expenses to our subsidiaries. Segment information has been reclassified to conform to the current presentation.

During 2002, we recorded a $95.0 million gain, net of legal costs, as an offset to “Selling, general and administrative expenses” in the Consolidated Statements of Income as a result of the favorable resolution of a lawsuit we filed against the U. S. government on March 22, 1991. The lawsuit was based upon NASA’s breach of contract to launch ten satellites on the Space Shuttle.

During 2001, we announced a nearly 10% reduction of our approximately 7,900 employees, excluding DIRECTV customer service representatives, located in the U.S. As a result, about 750 employees across all

THE DIRECTV GROUP, INC.

business disciplines were given notification of termination that resulted in an expense of $87.5 million in 2001 to “Selling, general and administrative expenses” in the Consolidated Statements of Income. Of that charge, $80.0 million was related to employee severance benefits and $7.5 million was for other costs primarily related to a remaining lease obligation associated with excess office space and employee equipment. The remaining accrual amounted to $3.8 million and $14.1 million at December 31, 2003 and 2002, respectively.

In addition to the significant operating gains and losses described above, we recognized a number of significant non-operating gains and losses during the years ended December 31, 2003, 2002 and 2001. These transactions are more fully described in Note 5: Investments, Note 13: Other Income and Expenses and Note 16: Acquisitions, Divestitures and Discontinued Operations in the Consolidated Financial Statements in Item 8.

RESULTS OF OPERATIONS

2003 Compared To 2002

Consolidated Results of Operations

Revenues.    The following table presents our revenues, by segment, for the years ended December 31:

			Change
Revenues By Segment:	2003	2002	$	%
	(Dollars in Millions)
Direct-To-Home Broadcast	$8,291.9	$7,120.9	$1,171.0	16.4%
Network Systems	1,322.0	1,169.9	152.1	13.0%
Eliminations and Other	(190.7)	(75.5)	(115.2)	(152.6)%

Total Revenues	$9,423.2	$8,215.3	$1,207.9	14.7%

The $1,171.0 million increase in revenues at the Direct-To-Home Broadcast segment resulted primarily from the addition of new subscribers in 2003 and higher ARPU on the larger subscriber base at DIRECTV U.S. The increase in revenues at DIRECTV U.S. was partially offset by a decrease in revenues at DLA due to the $55.0 million of revenues generated by the 2002 FIFA World Cup, a decline in the number of subscribers and the further depreciation of certain Latin American currencies in 2003. The $152.1 million increase in revenues at the Network Systems segment resulted primarily from higher sales in its set-top receiver and DIRECWAY satellite broadband businesses.

Operating Costs and Expenses.    The following table presents our operating costs and expenses for the years ended December 31:

			Change
Operating Costs and Expenses:	2003	2002	$	%
	(Dollars in Millions)
Broadcast programming and other costs	$4,813.4	$4,182.1	$631.3	15.1%
Cost of products sold	848.1	818.6	29.5	3.6%
Selling, general and administrative expenses	3,122.9	2,936.0	186.9	6.4%
Depreciation and amortization	760.3	680.3	80.0	11.8%

Total Operating Costs and Expenses	$9,544.7	$8,617.0	$927.7	10.8%

Broadcast programming and other costs increased by $631.3 million due to higher costs at DIRECTV U.S. resulting from higher programming costs associated with the increase in subscribers, annual program supplier rate increases, the launch of additional local and other channels during 2003, increased costs associated with the

THE DIRECTV GROUP, INC.

new NFL SUNDAY TICKET contract and an increase in gross subscriber additions through direct customer acquisition programs. We include costs to acquire new DIRECTV U.S. subscribers through direct customer acquisition programs, which primarily consist of the cost of hardware and installation subsidies, in “Broadcast programming and other costs.” However, we include costs to acquire new DIRECTV U.S. subscribers through third-party customer acquisition programs, which primarily consist of commissions paid to authorized retailers and dealers, in “Selling, general and administrative expenses.” Broadcast programming and other costs also increased at the Network Systems segment related to the larger DIRECWAY subscriber base. The increases in broadcast programming and other costs were partially offset by the $135.0 million cost of the 2002 FIFA World Cup rights at DLA and lower programming costs due to the rejection and/or renegotiation of certain programming contracts as a result of the 2003 DLA LLC bankruptcy proceedings.

Selling, general and administrative expenses increased by $186.9 million primarily due to a one-time charge of approximately $132 million in 2003 related to the completion of the News Corporation transactions, higher 2003 retention, upgrade and other marketing costs at DIRECTV U.S., and a $95.0 million net gain recorded in 2002 for the NASA claim. These increases were partially offset by lower foreign currency translation losses at DLA in 2003, a $48.0 million loss recorded for the GECC settlement in 2002 and a $23.0 million loss recorded in connection with the termination of the AOL alliance in 2002.

The increase in depreciation and amortization was primarily from DIRECTV U.S. due to a $35.9 million increase in depreciation expense associated with assets placed in service during 2002 and 2003 and a $55.5 million increase in amortization expense that resulted from the reinstatement of amortization expense during the fourth quarter of 2002 related to certain intangible assets due to the issuance of the Emerging Issues Task Force, or EITF, Issue No. 02-17, “Recognition of Customer Relationship Assets Acquired in a Business Combination.” See Note 4: Goodwill and Intangible Assets in the Notes to the Consolidated Financial Statements in Item 8 for additional information.

Interest Income and Expense.    Interest income increased to $29.6 million in 2003 compared to $19.2 million in 2002 due to an increase in average cash balances. Interest expense decreased to $156.3 million in 2003 from $188.6 million in 2002. The decrease in interest expense resulted from the $74.0 million of interest recorded in connection with the settlement of the GECC dispute in 2002, partially offset by higher average outstanding borrowings and a higher weighted average interest rate in 2003. Interest expense is net of capitalized interest of $120.0 million and $87.7 million in 2003 and 2002, respectively. Changes in cash and cash equivalents and debt are discussed in more detail below under “Liquidity and Capital Resources.”

Reorganization Expense.    As part of DLA LLC’s bankruptcy proceedings, the Company and DLA recognized reorganization expenses of $212.3 million in 2003 resulting from settlement agreements reached with creditors, the write-off of intangible assets and legal and consulting costs. See “DLA LLC Reorganization” above for additional information.

Other, Net.    Other, net decreased to zero in 2003 from income of $425.5 million in 2002. The significant components of “Other, net” were as follows for the years ended December 31:

	2003	2002	Change
	(Dollars in Millions)
Equity losses from unconsolidated affiliates	$(81.5)	$(70.1)	$(11.4)
EchoStar merger termination payment	—	600.0	(600.0)
Net unrealized gain (loss) on investments	79.4	(180.6)	260.0
Net gain from sale of investments	7.5	84.1	(76.6)
Net gain on exit of DIRECTV Japan business	—	41.1	(41.1)
Other	(5.4)	(49.0)	43.6

Total	$—	$425.5	$(425.5)

THE DIRECTV GROUP, INC.

In December 2002, we recognized a $600.0 million gain related to a termination agreement entered into by the Company, GM and EchoStar Communications Corporation, or EchoStar. As a part of this agreement, the parties agreed to terminate the merger agreement and certain related agreements due to the proposed merger’s failure to obtain regulatory approval. Under the terms of the termination agreement, EchoStar paid us $600.0 million in cash.

For additional information regarding the items included in the above table, see Note 5: Investments, Note 13: Other Income and Expenses and Note 16: Acquisitions, Divestitures and Discontinued Operations to the Consolidated Financial Statements in Item 8.

Income Taxes.    We recognized an income tax benefit of $102.3 million for 2003 compared to an income tax benefit of $40.7 million for 2002. The higher income tax benefit for 2003 was primarily due to higher pre-tax losses in the current year. This increase was partially offset by losses in foreign jurisdictions where we do not currently recognize the tax benefit associated with such losses and favorable audit resolutions and refund claim settlements with various tax authorities in 2002.

Income (Loss) from Discontinued Operations.    We reported income from discontinued operations of $69.7 million for 2003 compared to a loss of $102.2 million for 2002.

On April 20, 2004, we agreed to sell our approximately 80.4% interest in PanAmSat to an affiliate of KKR. As a result, PanAmSat has been reported as a discontinued operation in the consolidated financial statements and its revenues, operating costs and expenses and all other non-operating results are excluded from continuing operations for all periods presented herein. Income from discontinued operations of PanAmSat, net of taxes, was $74.4 million and $79.5 million in 2003 and 2002, respectively.

On July 15, 2003, the Company and The Boeing Company, or Boeing, settled all matters related to the previously reported dispute arising out of the 2000 sale by the Company of our satellite systems manufacturing businesses to Boeing. As a result of the settlement, we recorded an after-tax charge of $6.3 million in discontinued operations in 2003.

On February 28, 2003, we completed the shut down of DIRECTV Broadband. As a result, DIRECTV Broadband has been reported as a discontinued operation in the consolidated financial statements, and its revenues, operating costs and expenses and other non-operating results are excluded from the continuing operating results of the Direct-To-Home Broadcast segment for all periods presented herein. Income from discontinued operations of DIRECTV Broadband, net of taxes, was $1.6 million in 2003 compared to a loss of $181.7 million in 2002. The loss from discontinued operations of DIRECTV Broadband in 2002 includes a $92.8 million charge recorded for the shutdown of DIRECTV Broadband.

Cumulative Effect of Accounting Changes.    As a result of our adoption of FIN 46, we began consolidating the Venezuelan and Puerto Rican LOCs on July 1, 2003. The adoption of this standard resulted in an after-tax charge of $64.6 million in the third quarter of 2003, which was recorded as a cumulative effect of accounting change in the Consolidated Statements of Income. See “Accounting Changes” below for additional information.

We adopted Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002. The adoption of this standard resulted in the discontinuation of amortization of goodwill and intangible assets with indefinite lives. In accordance with the transition provisions of SFAS No. 142, on January 1, 2002, we recorded a one-time after-tax charge of $681.3 million related to the initial impairment test as a cumulative effect of accounting change in the Consolidated Statements of Income. See “Accounting Changes” below for additional information.

THE DIRECTV GROUP, INC.

Direct-To-Home Broadcast Segment

The following table provides the significant components of the Direct-To-Home Broadcast segment operating results for the years ended December 31:

			Change
	2003	2002	$	%
	(Dollars in Millions)
Revenues
DIRECTV U.S.	$7,695.6	$6,444.6	$1,251.0	19.4%
DIRECTV Latin America	597.7	679.7	(82.0)	(12.1)%
Operating Profit (Loss) Before Depreciation & Amortization
DIRECTV U.S.	$955.8	$598.3	$357.5	59.8%
DIRECTV Latin America	(85.3)	(201.9)	116.6	57.8%
Operating Profit (Loss)
DIRECTV U.S.	$458.8	$192.7	$266.1	138.1%
DIRECTV Latin America	(284.6)	(415.1)	130.5	31.4%

United States.    The 19.4% increase in revenues resulted primarily from the addition of new subscribers in 2003 and higher ARPU on the larger subscriber base. A summary of DIRECTV U.S.’ subscriber data for the years ended December 31 is as follows:

	2003	2002	Change
Owned and operated subscribers (000’s)	10,680	9,493	1,187
NRTC subscribers (000’s)	1,532	1,683	(151)

Total number of subscribers (000’s)	12,212	11,176	1,036

Net owned and operated subscriber additions (000’s)	1,187	1,050	137
ARPU(1)	$63.90	$59.80	$4.10
Average monthly subscriber churn %(2)	1.5%	1.6%	(0.1)%
Average subscriber acquisition costs—per subscriber (SAC)	$595	$540	$55

(1)	ARPU is calculated by dividing average monthly revenues for the period (total revenues during the period divided by the number of months in the period) by average DIRECTV U.S. owned and operated subscribers for the period, which excludes subscribers who receive DIRECTV service from members and affiliates of the NRTC.
(2)	Average monthly subscriber churn represents the number of DIRECTV U.S. subscribers whose service is disconnected, expressed as a percentage of the average total number of DIRECTV U.S. subscribers. It is calculated by dividing the average monthly number of disconnected DIRECTV U.S. owned and operated subscribers for the period (total subscribers disconnected during the period divided by the number of months in the period) by average DIRECTV U.S. owned and operated subscribers for the period.

The increase in ARPU of $4.10, or 6.9%, resulted primarily from a March 2003 monthly price increase of about 3.3% on certain programming packages, higher revenues that resulted from fees collected from an increased number of subscribers with multiple set-top receivers, higher revenues from subscriber purchases of local channels and higher revenues from seasonal and live sporting events that resulted primarily from increased demand and an increased price for the NFL SUNDAY TICKET package. The improvement in average monthly churn to 1.5% in 2003 was primarily due to continued strong customer service and an increase in the number of markets with local channels resulting in a higher number of subscribers purchasing local channel programming, as well as an increase in the number of subscribers with multiple set-top receivers and DVRs.

The increase in operating profit before depreciation and amortization was primarily attributable to the higher margins from programming revenues discussed above and the loss recorded for the GECC dispute in 2002. These

THE DIRECTV GROUP, INC.

improvements were partially offset by higher programming costs associated with the increase in subscribers and annual program supplier rate increases, higher subscriber acquisition costs, and increased costs of customer retention and upgrade programs associated with our existing subscribers. The increased subscriber acquisition costs resulted primarily from the higher gross subscriber additions and an increase in SAC per subscriber. The higher SAC per subscriber was mostly due to an increase in the number of set-top receivers provided to new subscribers, which rose from an average of about 1.7 set-top receivers per new subscriber in 2002 to about 2.1 in 2003, an increase in the number of subscribers purchasing DVRs, and higher advertising costs. The increase in customer retention and upgrade costs was driven primarily by increased volume under the movers program and DVR and local channel upgrade programs. Under these programs, DIRECTV U.S. provides DVRs or additional equipment, plus installation, to existing subscribers at significantly reduced prices or for free.

The increase in operating profit was due to the improvement in operating profit before depreciation and amortization, partially offset by a $35.9 million increase in depreciation expense associated with assets placed in service during 2002 and 2003 and a $55.5 million increase in amortization expense related to certain intangible assets that resulted from the reinstatement of amortization expense during the fourth quarter of 2002 due to the issuance of EITF Issue No. 02-17.

Latin America.    The decline in revenues of 12.1% resulted from $55 million of revenues generated from the 2002 FIFA World Cup, a smaller subscriber base in 2003 and the depreciation of certain Latin American currencies in 2003. These declines were partially offset by an increase in revenues related to the consolidation of Venezuelan and Puerto Rican LOCs as a result of our adoption of FIN 46 on July 1, 2003. Prior to the adoption of FIN 46, these investments were accounted for under the equity method of accounting. A summary of DLA’s subscriber data for the years ended December 31 is as follows:

	2003	2002	Change
Total number of subscribers (000’s)	1,499	1,582	(83)
Net subscriber losses (000’s)	(83)	(28)	(55)
ARPU	$33.00	$34.90	$(1.90)

The decrease in net subscribers in 2003 was primarily due to the poor economic conditions and political instability in several of the major countries in the region, as well as the effects from the bankruptcy proceedings. The decrease in ARPU was primarily related to the 2002 FIFA World Cup revenues and the depreciation of certain Latin American currencies in 2003, partially offset by the increase in revenues resulting from the consolidation of the Venezuelan and Puerto Rican LOCs.

The decrease in operating loss before depreciation and amortization was primarily due to the $80.0 million loss from the 2002 FIFA World Cup, lower foreign currency translation losses in 2003 and lower 2003 expenses resulting from cost savings initiatives including programming cost reductions from the rejection and/or renegotiation of certain contracts in connection with the bankruptcy proceedings. The lower operating loss resulted from the improvement in operating loss before depreciation and amortization as well as a decrease in depreciation expense of $13.9 million.

THE DIRECTV GROUP, INC.

Network Systems Segment

The following table provides operating results for the Network Systems segment for the years ended December 31:

			Change
	2003	2002	$	%
	(Dollars in Millions)
Revenues	$1,322.0	$1,169.9	$152.1	13.0%
Operating Loss Before Depreciation & Amortization	(11.2)	(88.2)	77.0	87.3%
Operating Loss	(87.4)	(161.9)	74.5	46.0%

The increase in revenues resulted from higher sales of DIRECTV set-top receivers, which totaled about 3.6 million units in 2003 compared to about 2.6 million units in 2002, and higher revenues from the enterprise and residential DIRECWAY businesses. As of December 31, 2003, DIRECWAY had approximately 180,000 residential subscribers in North America compared to approximately 133,000 as of December 31, 2002.

The improvement in operating loss before depreciation and amortization and operating loss resulted primarily from a lower loss in the residential DIRECWAY business due to improved efficiencies associated with the larger subscriber base and a provision for inventory and severance costs totaling $15.0 million in 2002, partially offset by a $24.5 million gain in 2002 resulting from the recovery of receivables written-off in 1999.

Eliminations and Other

The elimination of revenues increased to $190.7 million in 2003 from $75.5 million in 2002. The increase was primarily due to increased shipments of DIRECTV receiving equipment from the Network Systems segment to the Direct-To-Home Broadcast segment. Until the sale of the assets of Hughes Global Services, or HGS, to PanAmSat on March 7, 2003, HGS’ revenues were recorded in Eliminations and Other. During 2002, the elimination of revenues was partially offset by HGS revenues of $52.3 million, as compared with $15.3 million in revenues in 2003 prior to the March 7, 2003 sale.

Operating loss from Eliminations and Other increased to an operating loss of $207.6 million in 2003 from an operating loss of $16.5 million in 2002. The increase resulted primarily from the one-time charge of approximately $132 million in 2003 related to the completion of the News Corporation transactions and a $95.0 million net gain recorded in 2002 for the NASA claim, partially offset by the $23.0 million loss recorded in connection with the termination of the AOL alliance in 2002.

2002 Compared To 2001

Consolidated Results of Operations

Revenues.    The following table presents our revenues, by segment, for the years ended December 31:

			Change
Revenues By Segment:	2002	2001	$	%
	(Dollars in Millions)
Direct-To-Home Broadcast	$7,120.9	$6,279.6	$841.3	13.4%
Network Systems	1,169.9	1,325.8	(155.9)	(11.8)%
Eliminations and Other	(75.5)	(77.2)	1.7	2.2%

Total Revenues	$8,215.3	$7,528.2	$687.1	9.1%

THE DIRECTV GROUP, INC.

The increase in revenues resulted primarily from higher revenues at the Direct-To-Home Broadcast segment from the addition of new subscribers in 2002 and higher ARPU at DIRECTV U.S. The increase in revenues from the Direct-To-Home Broadcast segment were partially offset by a decrease in revenues at the Network Systems segment resulting from the substantial completion in late 2001 of two significant customer contracts for the sale of phones and systems for mobile satellite programs.

Operating Costs and Expenses.    The following table presents our operating costs and expenses for the years ended December 31:

			Change
Operating Costs and Expenses:	2002	2001	$	%
	(Dollars in Millions)
Broadcast programming and other costs	$4,182.1	$3,280.3	$901.8	27.5%
Cost of products sold	818.6	973.1	(154.5)	(15.9)%
Selling, general and administrative expenses	2,936.0	3,366.2	(430.2)	(12.8)%
Depreciation and amortization	680.3	689.2	(8.9)	(1.3)%

Total Operating Costs and Expenses	$8,617.0	$8,308.8	$308.2	3.7%

Broadcast programming and other costs increased by $901.8 million due to higher costs at the Direct-To-Home Broadcast segment resulting from higher programming costs at DIRECTV U.S. associated with the increase in subscribers and annual program supplier rate increases, and the $135 million cost of the 2002 FIFA World Cup at DLA.

Cost of products sold decreased by $154.5 million due to the decreased equipment sales at the Network Systems segment discussed above, partially offset by increased shipments of DIRECTV receiving equipment.

Selling, general and administrative expenses decreased by $430.2 million due primarily to the following 2002 items: a $95.0 million net gain recorded for the NASA claim, lower expenses resulting from cost savings initiatives, and lower third-party customer acquisition costs at DIRECTV U.S.; and also due to a 2001 $87.5 million charge primarily for severance. These decreases were partially offset by a $48.0 million loss recorded for the GECC settlement and a $23.0 million loss recorded in connection with the termination of the AOL alliance in 2002.

Depreciation and amortization decreased by $8.9 million due to the discontinuation of amortization expense related to goodwill and intangible assets with indefinite lives in accordance with SFAS No. 142, which amounted to $162.2 million for 2001, partially offset by added depreciation expense related to property and satellites placed into service during 2001 and 2002 and additional depreciation resulting from the consolidation of GEA in May 2001.

Interest Income and Expense.    Interest income decreased to $19.2 million in 2002 compared to $125.4 million in 2001 due to the February 2002 repayment by ParamSat of its $1,725.0 million loan from the Company, and a decrease in average cash balances. Interest expense increased to $188.6 million in 2002 from $156.6 million in 2001 primarily from the $74 million of interest recorded in connection with the settlement of the GECC dispute. Interest expense is net of capitalized interest of $87.7 million and $49.4 million in 2002 and 2001, respectively.

THE DIRECTV GROUP, INC.

Other, Net.    Other, net increased to income of $425.5 million in 2002 compared to a loss of $92.7 million in 2001. The significant components of “Other, net” were as follows for the years ended December 31:

	2002	2001	Change
	(Dollars in Millions)
Equity losses from unconsolidated affiliates	$(70.1)	$(61.3)	$(8.8)
EchoStar merger termination payment	600.0	—	600.0
Net unrealized loss on investments	(180.6)	(239.0)	58.4
Net gain from sale of investments	84.1	130.6	(46.5)
Net gain on exit of DIRECTV Japan business	41.1	32.0	9.1
Other	(49.0)	45.0	(94.0)

Total	$425.5	$(92.7)	$518.2

In December 2002, we recognized a $600.0 million gain related to a termination agreement entered into by the Company, GM and EchoStar. As a part of this agreement, the parties agreed to terminate the merger agreement and certain related agreements due to the proposed merger’s failure to obtain regulatory approval. Under the terms of the termination agreement, EchoStar paid us $600.0 million in cash.

For additional information regarding the items included in the above table, see Note 5: Investments, Note 13: Other Income and Expenses and Note 16: Acquisitions, Divestitures and Discontinued Operations in the Consolidated Financial Statements in Item 8.

Income Taxes.    We recognized an income tax benefit of $40.7 million in 2002 compared to an income tax benefit of $290.8 million in 2001. The lower income tax benefit in 2002 was primarily due to lower pre-tax losses. This decrease was partially offset by the favorable resolution of certain tax contingencies and the discontinuation of amortization of non-deductible goodwill in 2002.

Loss from Discontinued Operations.    We reported a loss from discontinued operations of $102.2 million for 2002 compared to a loss of $56.2 million for 2001.

In April 2004, we agreed to sell our approximately 80.4% interest in PanAmSat to an affiliate of KKR. As a result, PanAmSat has been reported as a discontinued operation in the consolidated financial statements and its revenues, operating costs and expenses and all other non-operating results are excluded from continuing operations for all periods presented herein. Income from discontinued operations of PanAmSat, net of taxes, was $79.5 million and $37.8 million in 2002 and 2001, respectively.

On February 28, 2003, we completed the shut down of DIRECTV Broadband. As a result, DIRECTV Broadband has been reported as a discontinued operation in the consolidated financial statements, and its revenues, operating costs and expenses and other non-operating results are excluded from the continuing operating results of the Direct-To-Home Broadcast segment for all periods presented herein. The loss from discontinued operations, net of taxes, related to DIRECTV Broadband was $181.7 million and $94.0 million in 2002 and 2001, respectively. The increase in the loss from discontinued operations was primarily due to the $92.8 million charge recorded in 2002 for the shutdown of DIRECTV Broadband.

Cumulative Effect of Accounting Changes.    We adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002. The adoption of this standard resulted in the discontinuation of amortization of goodwill and intangible assets with indefinite lives. In accordance with the transition provisions of SFAS No. 142, on January 1, 2002, we recorded a one-time after-tax charge of $681.3 million related to the initial impairment test as a cumulative effect of accounting change. See “Accounting Changes” below for additional information.

THE DIRECTV GROUP, INC.

We adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on January 1, 2001. SFAS No. 133 required us to carry all derivative financial instruments on the balance sheet at fair value. In accordance with the transition provisions of SFAS No. 133, we recorded a one-time after-tax charge of $7.4 million on January 1, 2001 as a cumulative effect of accounting change and an after-tax unrealized gain of $0.4 million in “Accumulated Other Comprehensive Income (Loss).”

Direct-To-Home Broadcast Segment

The following table provides the significant components of the Direct-To-Home Broadcast segment operating results for the years ended December 31:

			Change
	2002	2001	$	%
	(Dollars in Millions)
Revenues
DIRECTV U.S.	$6,444.6	$5,552.2	$892.4	16.1%
DIRECTV Latin America	679.7	727.0	(47.3)	(6.5)%
Operating Profit (Loss) Before Depreciation & Amortization
DIRECTV U.S.	$598.3	$216.2	$382.1	176.7%
DIRECTV Latin America	(201.9)	(131.5)	(70.4)	(53.5)%
Operating Profit (Loss)
DIRECTV U.S.	$192.7	$(222.3)	$415.0	186.7%
DIRECTV Latin America	(415.1)	(330.7)	(84.4)	(25.5)%

United States.    The increase in revenues resulted primarily from the addition of new subscribers in 2002 and higher ARPU on the larger subscriber base. A summary of DIRECTV U.S.’ subscriber data for the years ended December 31 is as follows:

	2002	2001	Change
Owned and operated subscribers (000’s)	9,493	8,443	1,050
NRTC subscribers (000’s)	1,683	1,892	(209)

Total number of subscribers (000’s)	11,176	10,335	841

Net owned and operated subscriber additions (000’s)	1,050	1,168	(118)
ARPU	$59.80	$58.70	$1.10
Average monthly subscriber churn %	1.6%	1.8%	(0.2)%
Average subscriber acquisition costs—per subscriber (SAC)	$540	$570	$(30)

The increase in ARPU of $1.10 resulted primarily from expanded local channel offerings, higher revenues from seasonal and live sporting events and other subscriber revenues, such as revenues from an increased number of subscribers with multiple set-top receivers. The decrease in average monthly churn was due to an increase in the number of new subscribers signing up for 12 month programming commitments, improved customer service and more stringent credit screening practices for new customers.

The increase in operating profit before depreciation and amortization was primarily attributable to the additional profit resulting from the higher revenues discussed above, lower total subscriber acquisition costs and a $48.0 million charge primarily related to severance costs recorded in 2001. These improvements were partially offset by higher subscriber service expenses and the loss recorded for the GECC dispute.

The change in operating loss was due to the increased operating profit before depreciation and amortization and lower amortization expense of $128.8 million that resulted from the adoption of SFAS No. 142, partially

THE DIRECTV GROUP, INC.

offset by a $91 million increase in depreciation expense related to property and satellites placed in service during 2002 and 2001.

Latin America.    The 6.5% decline in revenues resulted from the devaluation of certain foreign currencies, the most significant of which was in Argentina, and lower 2002 subscribers, partially offset by $55.0 million of revenues generated from the 2002 FIFA World Cup. A summary of DLA’s subscriber data for the years ended December 31 is as follows:

	2002	2001	Change
Total number of subscribers (000’s)	1,582	1,610	(28)
Net subscriber additions (losses) (000’s)	(28)	305	(333)
ARPU	$34.90	$41.80	$(6.90)

The decrease in net subscribers in 2002 was primarily due to the poor economic conditions and political instability in several of the major countries in the region. The decrease in ARPU was primarily the result of the devaluation of the Argentinean, Brazilian and Venezuelan currencies against the U.S. dollar.

The increase in operating loss before depreciation and amortization was due to the lower profit resulting from the decreased revenues discussed above, the $80.0 million loss from the 2002 FIFA World Cup and the consolidation of GEA beginning in May 2001, partially offset by lower operating expenses resulting from cost savings initiatives including a reduction in advertising and promotion costs, and renegotiated programming contracts.

The increased operating loss resulted from the change in operating loss before depreciation and amortization and higher depreciation expense of $44.0 million resulting from assets placed in service in 2002 and 2001, partially offset by a decrease in amortization expense of $30.0 million resulting from the discontinuation of goodwill amortization expense in accordance with SFAS No. 142.

Network Systems Segment

The following table provides operating results for the Network Systems segment for the years ended December 31:

	2002	2001	Change
			$	%
	(Dollars in Millions)
Revenues	$1,169.9	$1,325.8	$(155.9)	(11.8)%
Operating Loss Before Depreciation & Amortization	(88.2)	(93.9)	5.7	6.1%
Operating Loss	(161.9)	(153.9)	(8.0)	(5.2)%

The lower revenues resulted primarily from the substantial completion in late 2001 of two significant customer contracts for the sale of phones and systems for mobile satellite programs, partially offset by increased sales of DIRECTV set-top receivers, which totaled about 2.6 million units in 2002 compared to about 2.0 million units in 2001.

The change in operating loss before depreciation and amortization resulted from a $24.5 million gain from the recovery of receivables written-off in 1999 and lower general and administrative costs, partially offset by a provision for inventory and severance costs totaling $15.0 million in 2002.

THE DIRECTV GROUP, INC.

Eliminations and Other

The elimination of revenues was $75.5 million in 2002 compared to $77.2 million in 2001.

Operating loss from Eliminations and Other improved to $16.5 million in 2002 from an operating loss of $76.5 million in 2001. The decrease in operating loss resulted primarily from the $95.0 million net gain recorded in 2002 for the NASA claim and a 2001 severance charge of $23.0 million, partially offset by the $23.0 million loss recorded in connection with the termination of the AOL alliance in 2002, higher corporate expenditures related to costs associated with the terminated EchoStar merger and employee benefit costs in 2002.

LIQUIDITY AND CAPITAL RESOURCES

In 2003, our cash and cash equivalents balance increased $1,407.6 million to $1,752.1 million. This increase resulted primarily from cash provided by operating activities of $816.2 million and additional net borrowings of $2,093.2 million, partially offset by expenditures for satellites and property of $753.7 million, the special cash dividend of $275.0 million paid to GM in connection with the split-off and $360 million paid to Boeing as a result of our settlement of a purchase price dispute. Of the $1,752.1 million cash and cash equivalents balance at December 31, 2003, $390.9 million is generally available only to DIRECTV U.S. because of restrictions within its borrowing agreements.

As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) at December 31, 2003 and 2002 was 1.78 and 1.42, respectively. Working capital increased by $1,649.5 million to $4,519.4 million at December 31, 2003 from working capital of $2,869.9 million at December 31, 2002. The change was principally due to the repayment of current debt obligations and an increase in cash balances which resulted from cash flows from operating activities and the proceeds received from long-term borrowings under DIRECTV U.S. financing transactions described in more detail below under “Notes Payable and Credit Facilities.”

As of December 31, 2003, DIRECTV U.S had the ability to borrow up to $250 million under an existing credit facility which is available until 2008.

In 2003, we generated $70.0 million of positive cash flow (defined as net cash provided by operating activities plus net cash used in investing activities). In 2004, we expect to generate substantial positive cash flow, largely due to cash flows from investing activities, which include the $2.84 billion in gross proceeds from the sale of PanAmSat which we expect to close in the second half of 2004, and the cash proceeds from the sale of a portion of our interest in XM Satellite Radio Holdings, Inc. of $254.4 million in January 2004. These increases in cash provided by investing activities will be partially offset by increases in capital expenditures at DIRECTV U.S. for satellites and broadcast equipment used in the launch of new local channels and at HNS related to a shift in SPACEWAY capital expenditures from 2003 to 2004. The additional operating cash flows resulting from an anticipated improvement in operating profits will be offset in part by cash requirements for the NFL SUNDAY TICKET contract at DIRECTV U.S. and payments resulting from the DLA bankruptcy proceedings. In addition, as part of our financing activities during 2004, DIRECTV U.S. could be required to make a prepayment under its senior secured credit facility, as discussed in more detail below.

Beyond 2004, capital expenditures could continue to increase, depending on the development of plans to provide additional content such as HDTV and interactive services. The financing transactions completed in 2003, as described in more detail below, were designed to provide liquidity to fund our existing business plan. As a result, we expect to fund our existing business plan from a combination of existing cash balances, proceeds from the PanAmSat sale, cash provided by operations and amounts available under existing credit facilities. We currently do not anticipate borrowing additional funds in 2004.

THE DIRECTV GROUP, INC.

Notes Payable and Credit Facilities

At December 31, 2003, we had $2,661.0 million in total borrowings, bearing a weighted average interest rate of 6.34%. Our outstanding borrowings primarily consist of notes payable and amounts borrowed under credit facilities as more fully described below.

Notes Payable

On February 28, 2003, DIRECTV U.S., which we refer to in this “Notes Payable and Credit Facilities” section as DIRECTV, issued $1,400.0 million in senior notes due in 2013 in a private placement transaction. The ten-year senior notes bear interest at 8.375%. Principal on the senior notes is payable upon maturity, while interest is payable semi-annually beginning September 15, 2003. The senior notes have been fully and unconditionally guaranteed, jointly and severally, by each of DIRECTV’s domestic subsidiaries on a senior unsecured basis. These senior notes were exchanged for registered notes with substantially identical terms in September 2003.

Credit Facilities

On March 6, 2003, DIRECTV entered into a $1,675.0 million senior secured credit facility, comprised of a $375.0 million Term Loan A, of which $175.0 million was drawn, a $1,050.0 million Term Loan B, which was fully drawn, and a $250.0 million revolving credit facility, which was undrawn. DIRECTV distributed to us the $2.56 billion of proceeds, net of debt issuance costs, from the initial borrowings under the senior secured credit facility and the sale of senior notes described above.

In August 2003, DIRECTV amended the senior secured credit facility to replace the $1,050.0 million Term Loan B with a new $1,225.0 million Term Loan B-1 and to reduce the size of the Term Loan A from $375.0 million to $200.0 million, repaying the $175.0 million that was previously outstanding under the Term Loan A with the additional borrowings from the Term Loan B-1. Borrowings under the Term Loan B-1 bear interest at a rate equal to the London Interbank Offered Rate, or LIBOR, plus 2.75%, which may be increased or decreased under certain conditions. The revolving credit facility was not affected by the amendment. DIRECTV is required to pay a commitment fee of 0.50% per year on the unused commitment under the revolving credit facility. The revolving credit facility expires in 2008 and the Term Loan B-1 matures in 2010. However, as defined by the senior secured credit facility agreement, under certain circumstances, as described below, DIRECTV could be required to make a prepayment on the Term Loan B-1. As of December 31, 2003, the revolving credit facility was undrawn and the Term Loan B-1 was fully drawn. The revolving portion of the senior secured credit facility is available to fund DIRECTV’s working capital and other requirements. The senior secured credit facility is secured by substantially all of DIRECTV’s assets and is fully and unconditionally guaranteed, jointly and severally, by DIRECTV.

Principal payments under the Term Loan B-1 are due primarily in 2008 to 2010. However, at each year end DIRECTV may be required to make a computation of excess cash flows for the year, as defined by the senior secured credit facility agreement, which could result in DIRECTV making a prepayment, under the Term Loan B-1 on April 15th. The amount payable to DIRECTV’s credit holders is equal to one-half of DIRECTV’s excess cash flows, if any, with up to $150 million of the remaining amount available for distribution to us. DIRECTV has calculated approximately $401.8 million of excess cash flows at December 31, 2003. As a result, $200.9 million was reclassified from long-term debt to current portion of long-term debt in the Consolidated Balance Sheets. However, under the terms of the senior secured credit facility agreement, at DIRECTV’s request, the lenders under the credit facility may elect to forego all or a portion of the prepayment, if required, prior to April 15th of each year.

THE DIRECTV GROUP, INC.

The $200 million Term Loan A was undrawn and was terminated on December 1, 2003. Borrowings under the Term Loan B bore interest at LIBOR plus 3.50% until it was replaced by the Term Loan B-1 in August 2003. In March 2004, DIRECTV’s senior secured credit facility was amended to replace the Term Loan B-1 with a Term Loan B-2, with substantially the same terms except that the interest rate was reduced to LIBOR plus 2.25%.

On October 1, 2001, we entered into a $2.0 billion revolving credit facility with General Motors Acceptance Corporation, or GMAC. The facility was subsequently amended in February and November 2002, and March 2003. The amendments reduced the size of the facility to $1,500.0 million and provided for a commitment through March 31, 2004. On June 18, 2003, we voluntarily prepaid amounts owed thereunder and terminated the facility. The facility was comprised of a $1,500.0 million tranche secured by a $1,500.0 million cash deposit from us. Borrowings under the facility bore interest at GMAC’s cost of funds plus 0.125%, and the $1,500.0 million cash deposit earned interest at a rate equivalent to GMAC’s cost of funds. We had the legal right of setoff with respect to the $1,500.0 million GMAC cash deposit and accordingly offset it against amounts borrowed from GMAC under the $1,500.0 million tranche in the Consolidated Balance Sheets.

Covenants and Restrictions

The senior secured credit facilities require DIRECTV to maintain certain financial covenants. The senior notes and the senior secured credit facilities also include covenants that restrict DIRECTV’s ability to, among other things, (i) incur additional indebtedness, (ii) place liens upon assets, (iii) make distributions, (iv) pay dividends to the Company or make certain other restricted payments and investments, (v) consummate asset sales, (vi) enter into certain transactions with affiliates, (vii) conduct businesses other than DIRECTV’s current or related businesses, (viii) merge or consolidate with any other person, (ix) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of DIRECTV’s assets, (x) make voluntary prepayments of certain debt (including any repayment of the senior notes) and (xi) make capital expenditures. Should DIRECTV fail to comply with its covenants, all or a portion of the borrowings under the senior notes and senior secured credit facilities could become immediately payable. At December 31, 2003, DIRECTV was in compliance with all such covenants.

Dividend Policy and Stockholders’ Equity

Dividends may be paid on our common stock only when, as, and if declared by our Board of Directors in its sole discretion. Our Board of Directors does not currently intend to pay cash dividends on our common stock. Our future earnings, if any, are expected to be retained for the development of our businesses for the foreseeable future.

We are a publicly-traded company with our common stock listed as “DTV” on the NYSE. As part of the News Corporation transactions completed on December 22, 2003, our certificate of incorporation was amended to provide for the following capital stock: common stock, par value $0.01 per share, 3,000,000,000 shares authorized; Class B common stock, par value $0.01 per share, 275,000,000 shares authorized; excess stock, par value $0.01 per share, 800,000,000 shares authorized; and preferred stock, par value $0.01 per share, 9,000,000 shares authorized. As of December 31, 2003, there were no outstanding shares of the Class B common stock, excess stock or preferred stock.

Prior to our split-off from GM on December 22, 2003, GM held all of our outstanding capital stock. GM Class H common stock was a publicly-traded security of GM and was a “tracking stock” designed to provide holders with financial returns based on our financial performance.

During April 2003, our Board of Directors approved the reclassification of our outstanding Series B convertible preferred stock into Class B common stock of equivalent value, and a subsequent stock split of

THE DIRECTV GROUP, INC.

common stock and Class B common stock through dividends of additional shares. GM, in its capacity as the holder of all of our outstanding capital stock, approved the reclassification. Shortly thereafter, GM converted some of its shares of our common stock into an equivalent number of shares of our Class B common stock. As a result of these transactions, we had issued and outstanding 1,207,518,237 shares of common stock and 274,373,316 shares of Class B common stock, all of which were owned by GM.

Immediately prior to the completion of the News Corporation transactions and as provided in an amendment to the GM Certificate of Incorporation filed on December 22, 2003, the number of shares of common and Class B common stock were adjusted to assure that the stock outstanding and the stock representing GM’s interest accurately reflected the interests to be sold directly by GM to News Corporation and the interests to be distributed to holders of GM Class H common stock. After the adjustment, there were 1,109,270,842 GM Class H common shares then outstanding. The number of shares of Class B common stock was adjusted to equal 274,319,607 shares, representing GM’s 19.8% interest in us.

On December 22, 2003, GM split-off the Company by distributing our common stock to the holders of GM Class H common stock in exchange for the 1,109,270,842 shares then outstanding on a one-for-one basis. Simultaneously, GM sold its 19.8% interest in us (represented by 274,319,607 shares of our Class B common stock) to News Corporation in exchange for cash and News Corporation Preferred ADSs. The shares of our Class B common stock were then converted to shares of our common stock on a one-for-one basis.

Discontinued Operations

PanAmSat

On April 20, 2004, we and PanAmSat announced the signing of a definitive agreement that provides for the sale of our approximately 80.4% interest in PanAmSat to an affiliate of KKR for about $2.84 billion in cash. We recorded the expected loss on this transaction of $478.6 million, net of a tax benefit of $291.0 million, in the quarter ended March 31, 2004. The loss amount includes an estimate of direct costs associated with the transaction and retention of certain tax liabilities for which we have agreed to indemnify PanAmSat. The transaction, which has been approved by our and PanAmSat’s boards of directors, is subject to satisfaction of the conditions described in that agreement, including, among others, applicable U.S. and foreign regulatory approvals and approval by the stockholders of PanAmSat. The transaction is expected to be completed in the second half of 2004, at which time we will receive the $2.84 billion in cash. The agreement may be terminated at the option of KKR if, among other things, there is a total loss of any one of certain specifically identified satellites in PanAmSat’s fleet, including satellites under construction and not yet launched, prior to the close of the transaction. Total loss per the agreement is defined as a satellite that is lost or destroyed or its actual operational capability is less than 50% of its stated operational capability.

Revenues, operating costs and expenses, and other non-operating results for the discontinued operations of PanAmSat have been excluded from our results from continuing operations for all periods presented herein. Consequently, the financial results for PanAmSat are presented in the Consolidated Statements of Income in a single line item entitled “Income (loss) from discontinued operations, net of taxes” and the related assets and liabilities of PanAmSat are presented in the Consolidated Balance Sheets in line items entitled “Assets of business held for sale” and “Liabilities of business held for sale.”

DIRECTV Broadband

On April 3, 2001, we acquired Telocity Delaware, Inc., or Telocity, a company that provided land-based DSL services, through the completion of a tender offer and merger. Telocity changed its name to and was operated as DIRECTV Broadband and was included as part of the Direct-To-Home Broadcast segment. The purchase price was $197.8 million and was paid in cash.

THE DIRECTV GROUP, INC.

On December 13, 2002, we announced that DIRECTV Broadband would close its high-speed Internet service business in the first quarter of 2003 and transition its existing customers to alternative service providers. As a result, in December 2002, we notified approximately half of DIRECTV Broadband’s 400 employees of a layoff, with a minimum of 60 days notice during which time they were paid, followed by receipt of a severance package. The remaining employees worked with customers during the transition and assisted with the closure of the business. On February 28, 2003, DIRECTV Broadband completed the transition of its customers to alternative service providers and shut down its high-speed Internet service business. In the fourth quarter of 2002, we recorded a charge of $92.8 million related to accruals for employee severance benefits, contract termination payments and the write-off of customer premise equipment. Included in the $92.8 million charge were accruals for employee severance benefits of $21.3 million and contract termination payments of $18.6 million. During 2003, the accrual was reduced due to the favorable settlement of certain contractual commitments by recording a gain of $1.6 million, net of taxes, to discontinued operations. As of December 31, 2003, $1.0 million of accruals were remaining.

Revenues, operating costs and expenses, and other non-operating results for the discontinued operations of PanAmSat and DIRECTV Broadband have been excluded from our results from continuing operations for all periods presented herein. Consequently, the financial results for PanAmSat and DIRECTV Broadband are presented in the Consolidated Statements of Income in a single line item entitled “Income (loss) from discontinued operations, net of taxes,” the related assets and liabilities of PanAmSat are presented in the Consolidated Balance Sheets in line items entitled “Assets of business held for sale” and “Liabilities of business held for sale.” The net cash flows used by DIRECTV Broadband are presented in the Consolidated Statements of Cash Flows as “Net cash used in discontinued operations.”

CONTRACTUAL OBLIGATIONS, OFF-BALANCE SHEET ARRANGEMENTS AND CONTINGENCIES

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2003, including the future periods in which payments are expected. Additional details regarding these obligations are provided in the Notes to the Consolidated Financial Statements in Item 8 referenced in the table.

	Payments Due By Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(Dollars in Millions)
Long-Term Debt Obligations (Note 7)(a)	$2,650.4	$215.6	$27.1	$280.2	$2,127.5
Purchase Obligations (Note 19)(b)	3,142.4	754.6	1,093.4	1,294.4	—
Operating Lease Obligations (Note 19)(c)	503.3	177.1	205.5	106.8	13.9
Capital Lease Obligations	3.2	2.7	0.5	—	—
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under GAAP (Note 9)(d)	20.0	17.5	2.5	—	—

Total	$6,319.3	$1,167.5	$1,329.0	$1,681.4	$2,141.4

(a)	Long-term debt obligations do not include interest payments or potential prepayments that may be required under DIRECTV U.S.’ senior secured credit facility after 2004.
(b)

Purchase obligations consist of broadcast programming commitments, satellite construction contracts and service contract commitments. Broadcast programming commitments include guaranteed minimum contractual commitments that are typically based on a minimum number of required subscribers subscribing to the related programming. Actual payments typically exceed the minimum payment requirements as the actual number of subscribers subscribing to the related programming exceeds the minimum amounts.

THE DIRECTV GROUP, INC.

Satellite construction contracts typically exclude the cost to insure and launch satellites into orbit. Service contract commitments include minimum commitments for the purchase of services that have been outsourced to third parties, such as customer call center operations and billing services. In most cases, actual payments, which are typically based on volume, usually exceed these minimum amounts.

(c)	Certain of the operating leases contain escalation clauses and renewal or purchase options, which are not considered in the amounts disclosed.
(d)	Other long-term liabilities include obligations to make required minimum contributions to qualified pension plans in accordance with ERISA minimum funding requirements in 2004. After 2004, contributions are dependent on numerous factors that cannot be reasonably predicted.

Off-Balance Sheet Arrangements

We are contingently liable under standby letters of credit and bonds in the aggregate amount of $65.5 million which were undrawn at December 31, 2003.

Contingencies

Litigation.    Litigation is subject to uncertainties and the outcome of individual litigated matters is not predictable with assurance. Various legal actions, claims and proceedings are pending against the Company arising in the ordinary course of business. We have established loss provisions for matters in which losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, or treble damage claims, or sanctions, that if granted, could require us to pay damages or make other expenditures in amounts that could not be estimated at December 31, 2003. After discussion with counsel representing the Company in those actions, it is the opinion of management that such liability is not expected to have a material adverse effect on our consolidated results of operations and financial position.

Other Contingencies.    The in-orbit satellites of the Company and our subsidiaries are subject to the risk of failing prematurely due to, among other things, mechanical failure, collision with objects in space or an inability to maintain proper orbit. Satellites are subject to the risk of launch delay and failure, destruction and damage while on the ground or during launch and failure to become fully operational once launched. Delays in the production or launch of a satellite or the complete or partial loss of a satellite, in-orbit or during launch, could have a material adverse impact on the operation of our businesses. We have, in the past, experienced technical anomalies on some of our satellites. Service interruptions caused by anomalies, depending on their severity, could result in claims by affected customers for termination of their transponder agreements, cancellation of other service contracts or the loss of customers.

We use in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. The insurance generally covers the unamortized book value of covered satellites and does not compensate for business interruption or loss of future revenues or customers. We rely on in-orbit spare satellites and excess satellite transponder capacity at key orbital slots to mitigate the effects of satellite failure on our ability to provide service. Where insurance costs related to satellite components or systems that have suffered anomalies in the past are prohibitive, our insurance policies contain coverage exclusions and we are not insured for certain other satellites. The book value of satellites that were insured with coverage exclusions amounted to $726.0 million, all of which relates to satellites owned by PanAmSat, and the book value of the satellites that were not insured was $1,182.5 million, $683.4. million of which relates to the satellites owned by PanAmSat, at December 31, 2003. The uninsured amount includes the value of five PanAmSat satellites for which policies were not renewed in May 2003. Amounts for satellites owned by PanAmSat are included in “Assets of business held for sale” in the Consolidated Balance Sheets.

THE DIRECTV GROUP, INC.

As part of an arrangement with Telesat Canada, or Telesat, a Canadian telecommunications and broadcast services company, DIRECTV U.S. agreed to provide Telesat, subject to FCC approval, the use of the DIRECTV 3 satellite, which is currently used as an in-orbit spare, through the end of its useful life and in return Telesat agreed to allow DIRECTV U.S. the use of its 72.5 degrees west longitude, or WL, Canadian orbital location. This arrangement is contingent upon FCC approval. Assuming FCC approval for DIRECTV U.S.’ use of 72.5 WL, DIRECTV 7S, which is expected to be launched in the second quarter of 2004, will replace DIRECTV 5 at 119 WL, and DIRECTV 5, or a similar satellite, will be relocated to 72.5 WL and used to provide additional local channels and other programming in the U.S. through 2008. Once FCC approval is granted, DIRECTV 3 will be used by Telesat in a Canadian orbital location. If DIRECTV U.S. is successful in obtaining FCC approval to use 72.5 WL, the net book value of DIRECTV 3, which was $77.8 million at December 31, 2003, will be reclassified as an intangible asset and amortized over the life of DIRECTV U.S.’ right to use 72.5 WL. However, if DIRECTV U.S. is unsuccessful in obtaining FCC approval to use 72.5 WL, DIRECTV U.S. will immediately write-off the net book value of DIRECTV 3.

On February 19, 2003, PanAmSat filed proofs of loss under the insurance policies for two of its Boeing model 702 spacecraft, Galaxy 11 and PAS-1R, for constructive total losses based on degradation of the solar panels. Service to existing customers has not been affected, and PanAmSat expects that both of these satellites will continue to serve these existing customers until PanAmSat replaces or supplements them with new satellites. PanAmSat is working with the satellite manufacturer to determine the long-term implications of this degradation to the satellites and will continue to assess the operational impact. At this time, based upon all information currently available to PanAmSat, as well as planned modifications to the operation of the satellites in order to maximize revenue generation, PanAmSat expects to operate these satellites for the duration of their estimated useful lives, although a portion of the transponder capacity on these satellites will not be useable during such time and there may be a need to offer supplemental capacity from another satellite in later years. PanAmSat believes that the net book values of these satellites are fully recoverable and does not expect a material impact on its 2004 revenues as a result of the difficulties with these two satellites. The insurance policies for Galaxy 11 and PAS-1R were in the amounts of approximately $289 million and $345 million, respectively, for total losses, and both included a salvage provision for PanAmSat to share 10% of future revenues from these satellites with the insurers. On December 29, 2003, PanAmSat reached a partial loss settlement of these insurance claims for payment to PanAmSat of $260 million with no future revenue share. This negotiated resolution balances the expected loss of capacity and the remaining use expected to be achieved with respect to the satellites. PanAmSat received substantially all of the settlement amount during the first quarter of 2004 and PanAmSat plans on using these proceeds to replace existing satellites over the next several years.

PanAmSat and Boeing have determined that the secondary Xenon-Ion Propulsion Systems, or XIPS, on two of PanAmSat’s seven Boeing model 601 HP spacecraft, Galaxy 4R and PAS-6B, are no longer available as a result of failures experienced during June and July 2003, respectively. The primary XIPS on each of these satellites had previously ceased working, and both satellites are operating as designed on their completely independent backup bi-propellant propulsion systems. The C-band capacity of G4R is backed up by in-orbit satellites with immediately available capacity. The remaining useful lives on Galaxy 4R and PAS-6B are estimated to be approximately 3.5 years and 4.9 years, respectively, from the date of the occurrence of each satellite’s anomaly, based on the bi-propellant fuel on-board. Accordingly, PanAmSat began accelerating depreciation of these satellites beginning in the third quarter of 2003 to coincide with the satellites’ revised estimated useful lives. The additional depreciation expense resulting from this change in estimated useful lives was $14.3 million in the second half of 2003.

PanAmSat has determined that the net book value of these satellites and its investments in sales-type leases on these two satellites are fully recoverable. On July 31, 2003, PanAmSat filed a proof of loss under the insurance policy for Galaxy 4R in the amount of $169 million, subject to a salvage provision providing for PanAmSat to share a portion of the revenues with the insurers. During the third quarter of 2003, PanAmSat

THE DIRECTV GROUP, INC.

reached an agreement with all but one of the insurers representing, in the aggregate, approximately 83% of the insurance coverage on the satellite. PanAmSat received $102.6 million in proceeds during the fourth quarter of 2003, reflecting the insurance policy amount for these insurers less a negotiated settlement for salvage. In October 2003, PanAmSat commenced arbitration proceedings against the last insurance provider over a disputed portion of the remaining claim. PanAmSat cannot provide assurance that it will be successful in these proceedings or, if successful, how much will be received. PanAmSat is developing plans to replace Galaxy 4R prior to the end of its useful life using anticipated insurance proceeds and a spare launch service contract that was purchased previously. Once a settlement is reached with the final insurance provider, PanAmSat anticipates that future depreciation on Galaxy 4R will be approximately equal to the depreciation on this satellite before the anomaly occurred. The insurance policy on PAS-6B has an exclusion for XIPS-related anomalies and, accordingly, this was not an insured loss. PanAmSat is working with the customers on PAS-6B to provide a long-term solution for their needs.

The availability and use of any future proceeds from the Galaxy 11 and PAS-1R insurance claims are restricted by the agreements governing PanAmSat’s debt obligations.

PanAmSat believes that the XIPS problem will not affect revenues over the revised estimated remaining useful lives of Galaxy 4R and PAS-6B. Prior to the end of the useful lives of these two satellites, PanAmSat plans to transition the affected customers to new or existing in-orbit backup satellites with immediately available capacity. As a result of the XIPS failure on PAS-6B, PanAmSat reduced its total backlog by approximately $360 million, as the customers on this satellite are not contractually obligated to use a new or replacement satellite.

One of PanAmSat’s remaining five Boeing model 601 HP satellites has no book value and is no longer in primary customer service. The other four Boeing model 601 HP satellites that PanAmSat operates continue to have XIPS as their primary propulsion system. However, no assurance can be given that PanAmSat will not have further XIPS failures that result in shortened satellite lives or that such failures will be insured if they occur. For three of these remaining four satellites, the available bi-propellant life ranges from at least 3.4 years to as much as 7.0 years, while the fourth satellite, which was placed into service in January 2004, has available bi-propellant life of approximately 11.9 years.

In the first quarter of 2003, PanAmSat and the manufacturer of the Galaxy 8-iR satellite terminated the Galaxy 8-iR satellite construction contract by mutual agreement. In connection with the termination of the construction contract, PanAmSat received $69.5 million from the satellite manufacturer in December 2003, which represents amounts previously paid to the manufacturer (of approximately $58.8 million), liquidated damages and interest owed to PanAmSat under the construction agreement. In addition, PanAmSat has agreed with the Galaxy 8-iR launch vehicle provider to defer the use of the launch to a future satellite. PanAmSat expects to use this launch in early 2006 to replace the Galaxy 4R satellite.

SATELLITE FLEET

Currently, we have a fleet of 32 satellites, seven owned by DIRECTV and 25 owned and operated by PanAmSat. Nine additional satellites are currently under contract or construction, including three for DIRECTV, three for PanAmSat and three for the SPACEWAY platform under development by HNS.

In October 2003, DIRECTV U.S. announced that it had entered into an agreement with Space Systems/Loral to construct two new satellites, DIRECTV 8 and DIRECTV 9S, at an expected cost of approximately $220.0 million, excluding launch and insurance costs. In addition, DIRECTV U.S. agreed to pay Space Systems/Loral an additional $25.0 million for the completion of the DIRECTV 7S satellite. DIRECTV 8, which is expected to be launched in the second quarter of 2005, will provide national coverage from 101 WL and will also be able to operate from 110 WL and 119 WL. DIRECTV 9S, which is expected to be launched in the fourth quarter of

THE DIRECTV GROUP, INC.

2005, will be designed to operate from 101 WL and 119 WL and is expected to operate as a backup for the DIRECTV 4S satellite, which is currently in-orbit, and the DIRECTV 7S satellite, which DIRECTV U.S. plans to launch and place into service in the second quarter of 2004.

HNS is currently developing SPACEWAY, a more advanced satellite broadband communications platform. SPACEWAY will eventually include three satellites, which are currently under construction. HNS expects to launch the first SPACEWAY satellite in North America in 2004 and expects to introduce service in 2005.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

News Corporation and Affiliates.    Beginning on December 23, 2003, with the completion of the News Corporation transactions, News Corporation and its affiliated companies are considered related parties of The DIRECTV Group, Inc. and our affiliated companies. As of December 31, 2003, the Company and our subsidiaries had contractual arrangements to: purchase programming, products and advertising from News Corporation entities; license certain intellectual property, including patents from News Corporation entities; sell advertising space; and lease satellite transponder capacity to News Corporation entities. All of the contractual arrangements in existence at December 31, 2003 were entered into prior to the date that News Corporation was considered a related-party. The settlement of litigation between NDS Limited, a News Corporation affiliate, and DIRECTV U.S. became effective upon the completion of the News Corporation transactions. See Item 3. Legal Proceedings in the Form 10-K for further information.

In January 2004, Fox and PanAmSat signed a multi-year, multi-satellite agreement, the terms of which provide that Fox will consolidate its entire suite of U.S. cable and broadcast programming onto PanAmSat’s global fleet for 15 years and move a significant portion of its international traffic onto the fleet for the next decade. Fox will now be one of PanAmSat’s largest media customers and one of its top five global customers.

USE OF ESTIMATES IN THE PREPARATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates, judgments and assumptions that affect amounts reported. Management bases its estimates, judgments and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported for future periods may be affected by changes in those estimates. The following represent what we believe are the critical accounting policies that may involve a higher degree of estimation, judgment and complexity.

Valuation and Depreciation of Long-Lived Assets.    We evaluate the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances warrant such a review. Our long-lived assets primarily include satellites and property. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted future cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated future cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. Changes in estimates of future cash flows could result in a write-down of the asset in a future period.

In addition, as a result of satellite anomalies or other changes in circumstances, we may determine that the useful life of our satellites or property has been reduced. In this case, depreciation expense could increase over the remaining shortened useful life of the related asset.

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Valuation of Goodwill and Intangible Assets with Indefinite Lives.    We evaluate the carrying value of goodwill and intangible assets with indefinite lives annually or more frequently when events and circumstances change that would more likely than not result in an impairment loss. We completed our annual impairment testing during the fourth quarter of 2003, and determined that there was no impairment of goodwill or intangible assets with indefinite lives.

The goodwill evaluation requires the estimation of the fair value of reporting units where goodwill is recorded. Fair values are determined primarily using estimated cash flows discounted at a rate commensurate with the risk involved. Estimation of future cash flows requires significant judgment about future operating results, and can vary significantly from one evaluation to the next. Risk adjusted discount rates are not fixed and are subject to change over time. As a result, changes in estimated future cash flows and/or changes in discount rates could result in a write-down of goodwill or intangible assets with indefinite lives in a future period which could be material to our consolidated results of operations and financial position.

Multi-Year Programming Contracts for Live Sporting Events.    We charge the cost of multi-year programming contracts for live sporting events with minimum guarantee payments to expense based on the ratio of each period’s revenues to the estimated total contract revenues to be earned over the contract period. Estimated total contract revenues are evaluated by management at least annually. If the minimum guarantee payments on an individual contract exceed the estimated total contract revenues, a loss equal to the amount of such difference is recognized immediately.

Financial Instruments and Investments.    We maintain investments in equity securities of unaffiliated companies. We continually review our investments to determine whether a decline in fair value below the cost basis is “other-than-temporary.” We consider, among other factors: the magnitude and duration of the decline; the financial health and business outlook of the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors; and our intent and ability to hold the investment. If the decline in fair value is judged to be other-than-temporary, the cost basis of the security is written-down to fair value and the amount is recognized in the Consolidated Statements of Income as part of “Other, net.” Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover an investment’s carrying value, thereby possibly requiring a charge in a future period.

Reserves for Doubtful Accounts.    Management estimates the amount of required reserves for the potential non-collectibility of accounts and notes receivable based upon past experience of collection and consideration of other relevant factors. However, past experience may not be indicative of future collections and therefore additional charges could be incurred in the future to reflect differences between estimated and actual collections.

Contingent Matters.    A significant amount of management estimate is required in determining when, or if, an accrual should be recorded for a contingent matter, including but not limited to legal and tax issues, and the amount of such accrual, if any. Estimates are developed in consultation with outside counsel and are based on an analysis of potential outcomes. Due to the uncertainty of determining the likelihood of a future event occurring and the potential financial statement impact of such an event, it is possible that upon further development or resolution of a contingent matter, a charge could be recorded in a future period that would be material to our consolidated results of operations and financial position.

ACCOUNTING CHANGES

Subscriber Acquisition Costs.    Effective January 1, 2004, we changed our method of accounting for subscriber acquisition, retention and upgrade costs. Previously, a portion of these costs were deferred, equal to the amount of profit to be earned from the subscriber, typically over the 12 month subscriber contract, and amortized to expense over the contract period. We now expense all subscriber acquisition, retention and upgrade

THE DIRECTV GROUP, INC.

costs as incurred. We determined that expensing such costs was preferable to the prior accounting method after considering the accounting practices of competitors and companies within similar industries and the added clarity and ease of understanding of our reported results for investors. As a result of the change, the deferred subscriber acquisition cost balance of $503.9 million that was included in “Prepaid expenses and other” in the Consolidated Balance Sheets as of December 31, 2003 was expensed as a cumulative effect of accounting change on January 1, 2004. The amount of the cumulative effect was $310.5 million, net of taxes. Had the new method of accounting been applied during the years ended December 31, 2003, 2002 and 2001, operating costs would have increased (decreased) by $89.3 million, $(6.4) million and $5.1 million, respectively.

Variable Interest Entities.    In January 2003, the FASB issued FIN 46, which requires the consolidation of a variable interest entity, or VIE, where an equity investor achieves a controlling financial interest through arrangements other than voting interests, and it is determined that the investor will absorb a majority of the expected losses and/or receive the majority of residual returns of the VIE. We applied this interpretation beginning on July 1, 2003 for entities created prior to February 1, 2003. We determined that the partially-owned LOCs providing DIRECTV programming services in Venezuela and Puerto Rico, of which we owned 19.5% and 40.0%, respectively, are VIEs. As a result, on July 1, 2003, we began consolidating the Venezuelan and Puerto Rican LOCs resulting in an increase in total assets of $55.1 million, which included $29.1 million of cash. The adoption of this interpretation resulted in us recording an after-tax charge of $64.6 million to cumulative effect of accounting changes in the Consolidated Statements of Income.

Prior to July 1, 2003, we accounted for our investments in the Venezuelan and Puerto Rican LOCs under the equity method of accounting and, through June 30, 2003, reflected approximately 75.0% of their net income or loss in “Other, net” in the Consolidated Statements of Income due to the accumulation of net losses in excess of other investors’ investments.

Stock-Based Compensation.    We issue common stock options to our employees with exercise prices equal to the fair value of the underlying security at the date of grant. We also grant restricted stock units to our employees. Beginning on January 1, 2003, we adopted the fair value based method of accounting for stock-based employee compensation of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of SFAS No. 123.” Under this method, compensation expense equal to the fair value of the stock-based award at grant is recognized over the course of its vesting period. We elected to follow the prospective method of adoption, which results in the recognition of fair value based compensation cost in the Consolidated Statements of Income for stock options and other stock-based awards granted to employees or modified on or after January 1, 2003. Stock options and other stock-based awards granted prior to January 1, 2003 continue to be accounted for under the intrinsic value method of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” See Note 2 to the Consolidated Financial Statements in Item 8 for additional information.

Goodwill and Other Intangible Assets.    We adopted SFAS No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002. SFAS No. 142 required that existing and future goodwill and intangible assets with indefinite lives not be amortized, but written-down, as needed, based upon an impairment analysis that must occur at least annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss.

We completed the two part impairment test in the fourth quarter of 2002 which indicated that the carrying value of reporting unit goodwill exceeded the fair value of that goodwill and that all of the goodwill recorded at DLA and DIRECTV Broadband, $631.8 million and $107.9 million, respectively, was impaired. In the fourth quarter of 2002, we also recorded a $16.0 million charge representing our share of the goodwill impairment of an equity method investee. As a result, we recorded a charge to “Cumulative effect of accounting changes, net of taxes,” of $681.3 million ($755.7 million pre-tax) as of January 1, 2002 in the Consolidated Statements of Income.

THE DIRECTV GROUP, INC.

Derivative Financial Instruments.    We adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on January 1, 2001. SFAS No. 133 requires us to carry all derivative financial instruments on the balance sheet at fair value. In accordance with the transition provisions of SFAS No. 133, we recorded a one-time after-tax charge of $7.4 million on January 1, 2001 as a cumulative effect of accounting change in the Consolidated Statements of Income and an after-tax unrealized gain of $0.4 million in “Accumulated Other Comprehensive Income (Loss).”

SECURITY RATINGS

Debt ratings by the various rating agencies reflect each agency’s opinion of the ability of issuers to repay debt obligations as they come due. Ratings in the Ba/BB range generally indicate moderate protection of interest and principal payments, potentially outweighed by exposure to uncertainties or adverse conditions for Moody’s Investor Services, or Moody’s, and Standard & Poor’s Ratings Services, or S&P, respectively. Ratings in the B range generally indicate that the obligor currently has financial capacity to meet its financial commitments but there is limited assurance over any long period of time that interest and principal payments will be made or that other terms will be maintained. In general, lower ratings result in higher borrowing costs. A security rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

The Company

On February 28, 2003, Moody’s withdrew our Ba3 senior secured credit rating after our senior secured credit agreement was repaid and terminated on that date. At that time, Moody’s affirmed our Ba3 senior implied rating. The rating outlook remained stable for us.

On April 9, 2003, S&P affirmed our long-term corporate credit rating of B+. At the same time, S&P revised our CreditWatch implications from developing to positive. The rating action stemmed from the announcement of the News Corporation transactions.

On November 25, 2003, S&P raised our rating. Our long-term corporate credit rating was raised from B+ to BB and remains on CreditWatch with positive implications. The increase in ratings was based on our improving operating and financial performance, while the positive CreditWatch reflects the potential ratings upgrade following the completion of the News Corporation transactions. The above ratings and outlook were affirmed on December 22, 2003 when the News Corporation transactions were completed. The positive CreditWatch remains, pending an assessment of our business plan.

DIRECTV U.S.

On April 9, 2003, Moody’s affirmed its stable outlook and Ba3 senior implied rating of DIRECTV U.S. The ratings action followed the announcement of the News Corporation transactions. The affirmation is based upon Moody’s expectation that the transactions would not have a material impact on the credit metrics. On February 19, 2003, Moody’s assigned to DIRECTV U.S. a Ba2 senior secured rating with respect to its senior secured credit facilities and a B1 senior unsecured rating on the $1.4 billion senior unsecured notes. Moody’s has also assigned a B2 issuer rating to DIRECTV U.S. Moody’s assigned a stable outlook to DIRECTV U.S.’ ratings. The rating outlook presumed diminishing capital and investment requirements, combined with operating profit improvement to generate eventual free cash flow, and therefore the ratings were considered to be moderately prospective.

On February 12, 2003, S&P assigned a BB- rating on the senior secured credit facilities and a B rating on the $1.4 billion of senior unsecured notes. The ratings were placed on CreditWatch with positive implications, based on S&P’s assessment of the likelihood that the Company or DIRECTV U.S. could be acquired by an entity with higher credit quality than the Company.

THE DIRECTV GROUP, INC.

On November 25, 2003, S&P raised its ratings on DIRECTV U.S. The senior secured credit facilities rating was raised to BB from BB- and the $1.4 billion senior unsecured notes to BB- from B. Both ratings remain on Credit Watch with positive implications. The increase in ratings were based on improving operating and financial performance. The above ratings and outlook were affirmed on December 22, 2003 when the News Corporation transactions were completed. The positive CreditWatch remains, pending an assessment of DIRECTV U.S.’ business plan.

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